UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

November 22, 2004	(November 16, 2004)
Date of report	(Date of earliest event reported)

Hexcel Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	1-8472	94-1109521
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Two Stamford Plaza
281 Tresser Boulevard
Stamford, Connecticut  06901-3238

(Address of Principal Executive Offices and Zip Code)

(203) 969-0666

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written Communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On November 16, 2004, Hexcel and its Chief Executive Officer, Mr. David E. Berges, entered into an amendment to Mr. Berges’ employment agreement dated July 20, 2001.  The amendment provides that, in the event Mr. Berges incurs an excise tax as a result of his receiving “parachute payments” in excess of 330 percent of his “base amount” of W-2 compensation under Section 280G of the Internal Revenue Code in connection with a change of control of Hexcel, Hexcel will pay an additional amount to Mr. Berges such that, after the deduction of the excise tax and all taxes on the additional amount, Mr. Berges will receive a net amount equal to the amount he would have received had no excise tax been imposed.

Also on November 16, 2004, the severance agreements dated February 3, 1999 between Hexcel and its Executive Vice President and Chief Financial Officer, Stephen C. Forsyth, its Senior Vice President, General Counsel and Secretary, Mr. Ira J. Krakower, and its President – Reinforcements Global Business Unit, Mr. Joseph H. Shaulson, were amended.  Each amendment provides for the payment of an additional amount as described above in connection with the amendment to Mr. Berges’ employment agreement.  Each amendment also eliminated certain benefits payable to the executive in the event of death or disability and modified various restrictive provisions applicable following termination of employment.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

	99.1	Second Amendment, dated as of November 16, 2004, to the Employment Agreement dated as of July 20, 2001 between Hexcel Corporation and David E. Berges.

99.2

Form of Amendment, dated as of November 16, 2004, to Executive Severance Agreement dated as of February 3, 1999 between Hexcel Corporation and each of Messrs. Stephen C. Forsyth, Ira J. Krakower and Joseph H. Shaulson.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEXCEL CORPORATION

November 22, 2004
/s/ Ira J. Krakower
Ira J. Krakower
Senior Vice President

Exhibit Index

Exhibit No.	Description

99.1	Second Amendment, dated as of November 16, 2004, to the Employment Agreement dated as of July 20, 2001 between Hexcel Corporation and David E. Berges.

99.2

Form of Amendment, dated as of November 16, 2004, to Executive Severance Agreement dated as of February 3, 1999 between Hexcel Corporation and each of Messrs. Stephen C. Forsyth, Ira J. Krakower and Joseph H. Shaulson.